Exhibit 99

FARMER MAC NEWS

FOR IMMEDIATE RELEASE	CONTACT
July 16, 2009	Mary Waters
Farmer Mac
202-872-7700

FARMER MAC HAS NO FINANCIAL EXPOSURE TO CIT

Washington, D.C. —  In response to inquiries regarding recent news reports that CIT Group, Inc.’s discussions with regulators about possible federal assistance had ended, Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) today reported that it currently holds no CIT securities in its investment portfolio.  The Company reported that, on July 10, it sold its entire position of $35 million principal amount of CIT Group, Inc. bonds to mitigate its risk of loss on those securities.

Farmer Mac further reported that on July 10 it also sold its Fannie Mae Preferred stock holdings realizing a book gain on this transaction, thereby partially off-setting Farmer Mac’s loss on its former CIT bond holdings. The net loss realized by Farmer Mac on the two transactions will be included in its third quarter 2009 results and was approximately $1 million.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans.  Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively.  Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

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